                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Kitty Hawk, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                KITTY HAWK, INC.

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Kitty Hawk, Inc. on Friday, May 29, 1998, at 10:00 a.m., local time. The meeting will be held at the offices of the Company at 1535 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261.

     At the meeting, you will be asked to consider and elect two directors to serve until the 2001 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for 1998. Information about the business of the meeting is set forth in the accompanying proxy statement, which you are urged to read carefully. During the meeting, I will review with you the affairs and progress of the Company during and since 1997. Officers of the Company will be present to respond to questions from stockholders.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided. Your shares will then be represented at the meeting. If you attend the meeting, you may, at your discretion, withdraw your proxy and vote in person.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                                         Sincerely,

                                                   /s/ M. TOM CHRISTOPHER
                                                     M. TOM CHRISTOPHER
                                            Chairman and Chief Executive Officer

April 30, 1998

                                KITTY HAWK, INC.
                             1515 West 20th Street
              Dallas/Fort Worth International Airport, Texas 75261
                            Telephone (972) 456-2200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1998

     The Annual Meeting of Stockholders of Kitty Hawk, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company at 1535 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261, on Friday, May 29, 1998 at 10:00 a.m., local time, for the following purposes:

     (1) To elect two persons to serve as Class I directors until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

     (2) To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for 1998; and

     (3) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on April 3, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on April 3, 1998 are entitled to notice of, and to vote at, such meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination at 1515 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261, for ten days prior to and during the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE ENCOURAGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                                 /s/ RICHARD R. WADSWORTH

                                                   RICHARD R. WADSWORTH
                                            Senior Vice President -- Finance,
                                          Chief Financial Officer and Secretary

Dallas/Fort Worth International Airport, Texas
April 30, 1998

                                KITTY HAWK, INC.
                             1515 West 20th Street
              Dallas/Fort Worth International Airport, Texas 75261
                            Telephone (972) 456-2200

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1998

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kitty Hawk, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on May 29, 1998 (the "Annual Meeting") and at any and all adjournments thereof. The approximate date on which this Proxy Statement and accompanying proxy card are first being sent or given to stockholders is April 30, 1998.

     Shares represented by each proxy, if properly executed and returned to the Company prior to the Annual Meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of the two Class I directors and to ratify the appointment of Ernst & Young LLP as independent public accountants, all as recommended by the Board of Directors. A stockholder executing the proxy may revoke it at any time before it is voted (i) by giving written notice to the Secretary of the Company, (ii) by subsequently executing and delivering a proxy or (iii) by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

     On April 3, 1998, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding 16,766,881 shares of Common Stock, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote by the stockholders at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required to elect the Class I directors, and the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the proposal to ratify the appointment of the independent public accountants and will be counted as present for such purpose, but will have the effect of a negative vote on that proposal because that proposal requires the affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote. Brokers who hold shares in street name for customers may vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive such instructions may vote on the election of directors and the proposal to ratify the appointment of the independent public accountants. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the independent public accountants.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 20, 1998 certain information with regard to the beneficial ownership of the Common Stock by (i) all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power by the person or entity indicated.

                                                                  SHARES OWNED
                                                                  BENEFICIALLY
                                                              ---------------------
                      NAME AND ADDRESS                          NUMBER      PERCENT
                      ----------------                        ----------    -------
DIRECTORS AND EXECUTIVE OFFICERS:
  M. Tom Christopher (1)....................................   5,948,436     35.5%
  Tilmon J. Reeves (1)......................................     128,174       (2)
EXECUTIVE OFFICERS:
  Richard R. Wadsworth (1)(3)...............................      53,390       (2)
  James R. Craig (1)........................................       1,710       (2)
DIRECTORS:
  Ted J. Coonfield (1)......................................       2,310       (2)
  Conrad A. Kalitta (1)(4)..................................   4,099,150     24.4%
  George W. Kelsey (1)......................................          --       --
  Philip J. Sauder (1)......................................          --       --
  Lewis S. White (1)........................................       1,710       (2)
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9
  PERSONS)..................................................  10,234,880     61.0%

---------------

(1) The address for this stockholder is 1515 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261.

(2) Less than 1%.

(3) Mr. Wadsworth is a nominee for election as a director of the Company.

(4) Of these 4,099,150 shares of Common Stock, 650,000 shares are held in escrow until May 19, 2001 to satisfy certain indemnification obligations of Mr. Kalitta to the Company. Mr. Kalitta retains the right to vote such shares while they are being held in escrow.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation divides the Board of Directors into three classes. The term of office of the Class I directors expires at the Annual Meeting. The Class II directors will serve until the 1999 Annual Meeting of Stockholders, and the Class III directors will serve until the 2000 Annual Meeting of Stockholders.

     It is intended that the names of the nominees listed below will be placed in nomination and that the persons named in the proxy will vote for their election. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

                                    NOMINEES

                       CLASS I -- TERM TO EXPIRE IN 2001

                   NAME                     AGE                 CURRENT POSITION
                   ----                     ---                 ----------------
Ted J. Coonfield..........................  49    Director
Richard R. Wadsworth......................  51    Senior Vice President -- Finance, Chief
                                                  Financial Officer and Secretary

         CURRENT CLASS I DIRECTORS -- TERM TO EXPIRE AT ANNUAL MEETING

                   NAME                     AGE                 CURRENT POSITION
                   ----                     ---                 ----------------
Ted J. Coonfield..........................  49    Director
George W. Kelsey..........................  57    Director

                         DIRECTORS CONTINUING IN OFFICE

                       CLASS II -- TERM TO EXPIRE IN 1999

                   NAME                     AGE                 CURRENT POSITION
                   ----                     ---                 ----------------
Tilmon J. Reeves..........................  58    Chief Operating Officer, President and
                                                  Director
Philip J. Sauder..........................  44    Director

                      CLASS III -- TERM TO EXPIRE IN 2000

                   NAME                     AGE                 CURRENT POSITION
                   ----                     ---                 ----------------
M. Tom Christopher........................  51    Chairman of the Board of Directors and Chief
                                                    Executive Officer
Conrad A. Kalitta.........................  60    Director
Lewis S. White............................  58    Director

     Set forth below is a description of the background of each of the directors and nominees for director of the Company.

     M. TOM CHRISTOPHER has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1985 and serves in the class of directors whose terms expire at the 2000 Annual Meeting of Stockholders. He has over 20 years of experience in the air freight industry.

     CONRAD A. KALITTA serves in the class of directors whose terms expire at the 2000 Annual Meeting of Stockholders. Mr. Kalitta founded American International Airways, Inc., American International Travel, Inc., Flight One Logistics, Inc., Kalitta Flying Service, Inc. and O.K. Turbines, Inc. (the "Kalitta Companies"), each of which were acquired by the Company in November 1997. Mr. Kalitta is also a professional drag racer in the "top-fuel" class and has won three national championships.

     TILMON J. REEVES serves as President and Chief Operating Officer of the Company and has over 30 years of aviation experience. Mr. Reeves became a director in October 1994 and serves in the class of directors whose terms expire at the 1999 Annual Meeting of Stockholders.

     TED J. COONFIELD became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the Annual Meeting. Since January 1998, Mr. Coonfield has served as a Vice President of the Company. Since October 1997, Mr. Coonfield has been in private consulting practice. From April 1996 to October 1997, Mr. Coonfield was a consultant with Performance Consulting Group, a firm specializing in change management consulting primarily in the banking and insurance industry. From January 1993 to April 1996, Mr. Coonfield was a consultant with the Richard-Rogers Group, a consulting firm specializing in total quality issues, where he primarily engaged in consulting for firms in the transportation industry. Since 1985, Mr. Coonfield has been the President of Oregon Wine Designs, Inc., a wine production and marketing firm.

     GEORGE W. KELSEY became a director of the Company in November 1997 and serves in the class of directors whose terms expire at the Annual Meeting. Mr. Kelsey is currently the owner of Kelsey Law Offices, P.C., a law firm located in Ann Arbor, Michigan. Mr. Kelsey has practiced law in Michigan for over 25 years, and has been the principal outside counsel for the Kalitta Companies. Mr. Kelsey currently specializes in commercial transactions and commercial litigation with emphasis in aviation law.

     RICHARD R. WADSWORTH has served as Senior Vice President -- Finance since October 1992, Chief Financial Officer since September 1994 and Secretary since October 1994. Mr. Wadsworth served as a director of the Company from October 1994 through November 19, 1997, the date of the acquisition of the Kalitta Companies.

     PHILIP J. SAUDER became a director of the Company in November 1997 and serves in the class of directors whose terms expire at the 1999 Annual Meeting of Stockholders. Mr. Sauder is currently a limited partner of Carlisle Enterprises, L.P. which acquires manufacturers of engineered products and the Chairman and Chief Executive Officer of Alpha Technologies, U.S., L.P., which manufactures high tech instrumentation for the polymer and rubber industries. From 1989 through 1994, Mr. Sauder was employed by Abex, Inc., first as the general manager of its Cleveland Pneumatic Division and then as the group Vice President of its Aerospace Division.

     LEWIS S. WHITE became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the 2000 Annual Meeting of Stockholders. Since 1988, Mr. White has been President of L. S. White & Co., a firm engaged in business planning and corporate finance. Prior to 1988, he held senior management positions with Paramount Communications Inc. and Union Carbide Corporation. Mr. White is also a director of Whitehall Corporation, a company principally involved in aircraft maintenance.

     The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director named above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                      MEETINGS OF DIRECTORS AND COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. The Board meets to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met five times during 1997. During 1997, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period.

     The Board of Directors has established audit and compensation committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 1997 are described below. The Board of Directors does not have a standing nominating committee.

     Audit Committee. The Board of Directors has a standing Audit Committee which provides the opportunity for direct communications between the independent public accountants and the Board of Directors. The Audit Committee meets with the certified public accountants periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures. The members of the Audit Committee are currently Messrs. Sauder and White. From January 1, 1997 through November 19, 1997, the members of the audit committee were Messrs. Coonfield and White. The Audit Committee met one time during 1997.

     Compensation Committee. The Board of Directors also has a standing Compensation Committee (the "Compensation Committee") that provides recommendations to the Board of Directors regarding salaries and other compensation of executive officers of the Company. From January 1, 1997 through November 19, 1997,

Messrs. Coonfield and White comprised the Compensation Committee. Subsequent to November 19, 1997, Messrs. Sauder and White comprised the Compensation Committee. The Compensation Committee met three times during 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), requires the Company's directors, executive officers and beneficial owners of more than 10% of the Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon its review of the copies of such forms received by it and its knowledge that no Form 5s were required from reporting persons, the Company believes that all such reports were submitted on a timely basis during 1997.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years 1995, 1996 and 1997 and during the four months ended December 31, 1996, with respect to those persons who were during 1997 (i) the Chief Executive Officer and (ii) the other two executive officers of the Company (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                           ANNUAL COMPENSATION                  ------------
                              ----------------------------------------------     SECURITIES
                              FISCAL                            OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITIONS   YEAR      SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
----------------------------  ------    --------    --------    ------------    ------------    ------------
M. Tom Christopher             1995     $120,000    $898,731             --            --         $352,163(1)
  Chairman of the Board of     1996      190,000     719,419             --            --          376,844(2)
  Directors and Chief          1996(3)    80,000          --             --            --           81,250(4)
  Executive Officer            1997      240,000     130,000             --            --          369,020(5)
Tilmon J. Reeves               1995      125,000     108,335             --       245,708(6)         2,310(7)
  Chief Operating Officer
    and                        1996      125,000      85,000     $3,726,182(8)    390,707            2,375(7)
  President                    1996(3)    41,667      15,000             --            --               --
                               1997      128,541     117,500             --            --            2,375(7)
Richard R. Wadsworth           1995      110,000      70,000             --        92,140(6)         2,262(7)
  Senior Vice President --     1996      110,000      70,000     $1,464,572(8)    153,567            2,375(7)
  Finance, Chief Financial     1996(3)    36,664      15,000             --            --              583(7)
  Officer and Secretary        1997     $113,117    $255,000             --            --         $  2,375(7)

---------------

(1) Consists of (i) contingent payments in the amount of $325,000 received by Mr. Christopher under settlement of litigation (the "ANET Litigation") during fiscal year 1995, (ii) life insurance premiums of $25,500 paid on Mr. Christopher's behalf and (iii) matching contributions of $1,663 to the Company's 401(k) Savings Plan for Mr. Christopher.

(2) Consists of (i) contingent payments in the amount of $325,000 received by Mr. Christopher under the ANET Litigation during fiscal year 1996, (ii) life insurance premiums of $48,397 paid on Mr. Christopher's behalf and (iii) matching contributions of $3,447 to the Company's 401(k) Savings Plan for Mr. Christopher.

(3) Represents the four months ended December 31, 1996. In December 1996, the Company changed its fiscal year end from August 31 to December 31.

(4) Consists of contingent payments received by Mr. Christopher under the ANET Litigation during the four months ended December 31, 1996.

(5) Consists of (i) contingent payments in the amount of $325,000 received by Mr. Christopher under the ANET Litigation during 1997, (ii) life insurance premiums of $41,645 paid on Mr. Christopher's behalf and (iii) matching contributions of $2,375 to the Company's 401(k) Savings Plan for Mr. Christopher.

(6) The option covering these shares was rescinded on June 12, 1996.

(7) Consists of matching contributions to the Company's 401(k) Savings Plan.

(8) Represents the difference between the exercise price and the fair market value of the Common Stock underlying the stock options on June 26, 1996, the date of exercise, of the stock options granted in fiscal year 1996.

  Employment Contracts

     Mr. Christopher. Mr. Christopher has an employment agreement with the Company that provides for an initial annual base salary of at least $125,000 and bonuses determined by the Compensation Committee pursuant to the Kitty Hawk, Inc. Amended and Restated Annual Incentive Compensation Plan and otherwise. Mr. Christopher's employment agreement contains (i) a confidentiality provision that prohibits disclosure of the Company's proprietary information and (ii) a covenant not to compete that provides upon Mr. Christopher's termination of employment with the Company for any reason, Mr. Christopher shall not engage, directly or indirectly, in the air logistics, charter brokerage, on-demand, or scheduled carriage business under an FAR Part 121 (now Part 119) or Part 135 certificate for five years following such termination. The employment agreement may be terminated by either party with or without cause. If the employment agreement is terminated by the Company without a material breach by Mr. Christopher, he is entitled to six months of compensation at his then-current salary.

     Messrs. Reeves and Wadsworth. Messrs. Reeves and Wadsworth have employment agreements with the Company that provide for an annual base salary of at least $115,000 and $110,000, respectively, and annual bonuses determined by the Compensation Committee pursuant to the Kitty Hawk, Inc. Amended and Restated Annual Incentive Compensation Plan and otherwise. These employment agreements provide that Mr. Reeves and Mr. Wadsworth are prohibited from engaging in the air logistics, charter brokerage, on-demand, or scheduled carriage business under an FAR Part 121 (now Part 119) or Part 135 certificate for three and two years, respectively, following termination of employment. These employment agreements also contain a confidentiality provision that prohibits disclosure of the Company's proprietary information. These employment agreements may be terminated by either party thereto with or without cause. Mr. Reeves' employment agreement provides that if he is terminated by the Company without material breach by Mr. Reeves, he shall be entitled to 100% of his then-current salary in the year following termination and 50% of such annual compensation in both the second and third year following termination. Mr. Wadsworth's employment agreement provides that if he is terminated by the Company without material breach by Mr. Wadsworth, he shall be entitled to 100% of his then-current salary in the year following termination and 50% of such annual compensation in the second and third year following termination.

  Compensation of Directors

     Pursuant to the Company's Bylaws, the members of the Board of Directors may be compensated in a manner and at a rate determined from time to time by the Board of Directors. Directors who are employees of the Company do not receive additional compensation for service as a director. Under the Kitty Hawk, Inc. Amended and Restated Omnibus Securities Plan, directors who are not employees of the Company may receive shares of Common Stock in an amount equal to their net annual retainer (which is currently $14,000).

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock over the period commencing October 10, 1996 (the first day after the effective date of the Offering) and ending December 31, 1997, with the Nasdaq Market Value Index and the Media General Air Freight Industry Group Index. Each index assumes $100 invested at the close of trading on October 10, 1996 and reinvestment of dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                            AMONG KITTY HAWK, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

        Measurement Period                                                  Nasdaq Market
      (Fiscal Year Covered)         Kitty Hawk, Inc.    MG Group Index          Index
10/10/96                                          100                100                100
12/31/96                                        74.07             112.38             104.71
3/31/97                                         88.89             119.59              99.38
6/30/97                                        111.11             140.08             117.57
9/30/97                                        144.44             186.66             137.08
12/31/97                                       142.59             154.46             128.44

                   ASSUMES $100 INVESTED ON OCTOBER 10, 1996
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1997

                        REPORT ON EXECUTIVE COMPENSATION

     General. The Compensation Committee is composed of two independent directors who are not employees of the Company and who qualify as "non-employee directors" as defined in Rule 16b-3 of the Act. The Compensation Committee is responsible for (i) oversight and administration of executive compensation, (ii) review of the Company's overall compensation program and (iii) administering the Kitty Hawk, Inc. Amended and Restated Omnibus Securities Plan, the Kitty Hawk, Inc. Amended and Restated Annual Incentive Compensation Plan and the Kitty Hawk, Inc. Employee Stock Purchase Plan.

     Compensation Process and Philosophy. There are four major components to the Company's executive officer compensation: (i) base salary, (ii) profit sharing bonuses, (iii) performance bonuses and (iv) long-term incentive awards. The process used by the Compensation Committee in determining executive compensation levels for these components has been based upon the Compensation Committee's subjective judgment of qualitative and quantitative factors. No specific weights have been previously assigned to the qualitative and quantitative factors in determining the compensation levels for these components, and bonuses and long-term incentive awards are not issued each year. The Compensation Committee considers the recommendation of the Company's Chief Executive Officer with respect the compensation level of the Company's executive officers, including the Chief Executive Officer. The Compensation Committee ultimately determines the level of compensation for each of the Company's executive officers.

     The Compensation Committee believes that compensation for the Company's employees, including the executive officers, must be in amounts sufficient to attract, retain and motivate key employees, while at the same time maintaining a close relationship to the Company's financial performance. The Compensation Committee believes compensation decisions should be tied to individual performance and designed to encourage and reward employees for creating stockholder value. In addition, executive officers should have a significant portion of their total compensation opportunity at risk, to be earned only if specific goals are achieved. The Company's compensation philosophy is based on the following general principles:

     - Employee compensation should reflect the financial success of the overall Company, the success of the particular business unit and individual performance.

     - Achieve "above market" compensation levels for executive officers through base salary, profit sharing and at-risk bonuses based on individual performance and Company performance.

     - Encourage all employees to invest in the Company's common stock to align their interests with the stockholders' interests in maximizing value.

     Bonuses. In prior years, the Company has frequently set aside a percentage of pretax profits to be shared with employees based on individual performance and the performance of each business unit. In 1997, the Company paid profit sharing bonuses to employees of the Kitty Hawk business units equal to 10% of the combined pre-tax profits of such business units. No such bonuses were paid to employees of the Kalitta Companies because those business units, taken as a whole, were not profitable for 1997. Without committing to continue the practice, generally, the Kitty Hawk companies have distributed these funds (i) 50% to the overall employee base, excluding management and executive officers,
(ii) 25% to the management group, (iii) 15% to the executive officers and (iv) 10% on a discretionary basis. In 1998, the Compensation Committee is overseeing an effort to implement formal annual performance reviews of executive officers and management level employees to closely match profit sharing bonuses with six-month reviews of individual goals and objectives. The Company expects to implement reviews of goals and objectives with all employees in 1999.

     1998 is recognized as a transition period during which executive officers will be rewarded based on their success in achieving the strategic and financial benefits from integrating the operations of Kitty Hawk and the Kalitta Companies. 1998 bonuses for executive officers will be determined solely based upon the Company achieving pre-determined levels of profitability and earnings per share. If the Company substantially meets or exceeds these goals bonuses will be paid to the executive officers in relation to their individual contribution. If the Company fails to achieve at least 90% of these pre-determined levels, no bonuses will be paid to the executive officers. The Compensation Committee will implement a system of awarding cash-based and stock-based long-term incentive compensation based on achieving specific strategic and financial goals to further align the interests of executive officers and stockholders.

     Compensation of Chairman of the Board and Chief Executive Officer. The major components of Mr. Christopher's 1997 compensation are base salary and bonus. Mr. Christopher's base salary for 1997 was $240,000, an increase of $50,000 from fiscal year 1996 in recognition of his expanded responsibilities. Mr. Christopher received a $130,000 profit sharing bonus in 1997. Mr. Christopher has an employment agreement with the Company that provides for a minimum base salary and bonuses determined by the Compensation Committee.

     Because Mr. Christopher owns approximately 35.5% of the Company's outstanding common stock, the Compensation Committee believes Mr. Christopher's interests are highly aligned with the interests of the Company's stockholders. For this reason, the Compensation Committee does not believe long-term stock-based incentive compensation is a necessary component of Mr. Christopher's compensation package.

     Compensation of Other Named Executive Officers. The major components of the compensation of Messrs. Reeves and Wadsworth are base salary and bonus. Each of Messrs. Reeves and Wadsworth have entered into employment agreements with the Company that provide for a minimum base salary and bonuses determined by the Compensation Committee. These employment agreements were entered into prior to the Company's October 1996 initial public offering, and the base salaries were determined by Mr. Christopher based upon subjective factors. The base salaries of Messrs. Reeves and Wadsworth have remained relatively unchanged over the past three fiscal years.

     At the recommendation of Mr. Christopher, the Compensation Committee approved the following:

     - Award to Mr. Reeves of a profit sharing bonus of $117,500 in 1997. Because specific performance criteria had not been established at the beginning of 1997, this bonus was based on subjective factors including the continued growth in the operations and financial performance of the Company's business units prior to the acquisition of the Kalitta Companies.

     - Award to Mr. Wadsworth of bonuses in the amount of $255,000 in 1997. Of this amount, $105,000 was based on profit sharing and $150,000 was a performance bonus in recognition of his individual contribution to the successful funding for the acquisition of the Kalitta Companies.

     - Approval of increases in the base salaries of Messrs. Reeves and Wadsworth from $125,000 and $110,000 to $210,000 and $185,000, respectively, in recognition of their significantly expanded responsibilities resulting from the acquisition of the Kalitta Companies.

     Each of Messrs. Reeves and Wadsworth own significant amounts of the Company's common stock, and the Compensation Committee believes their interests are aligned with those of the Company's stockholders.

     The Company's policy with respect to executive compensation is to have all compensation qualify for deductibility under the provisions of the Internal Revenue Code.

                                                           Philip J. Sauder
                                                           Lewis S. White

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     There were no reportable business relationships between the Company and the members of the Compensation Committee in 1997.

                              CERTAIN TRANSACTIONS

     Separation Agreement. On April 17, 1998, following the execution of a Separation Agreement (the "Separation Agreement") by the Company, Mr. Kalitta and certain other affiliated parties, the Company announced the resignation of Mr. Kalitta from his position as Vice Chairman of the Company and from all other officer and employee positions of the Company, including his position as Chief Executive Officer and President of American International Airways, Inc. In light of Mr. Kalitta's resignation, the Separation Agreement terminates or modifies various contractual and other relationships between the Company and Mr. Kalitta (other than Mr. Kalitta's position as a director of the Company and certain other contractual rights).

     Pursuant to the Separation Agreement, the Company and Mr. Kalitta have terminated all voting and other agreements that ensured Messrs. Christopher and Kalitta of certain rights to hold and fill officer and director positions within the Company and its subsidiaries. Further, the Company granted Mr. Kalitta certain demand registration rights (i) to register once no less than 2,300,000 shares of the Company's common stock prior to December 31, 1998 and (ii) to register once any shares not sold in such first offering, if any, at any time prior to June 30, 1998. Any such offering must be on a firm commitment underwritten basis. Also, until the earlier of December 31, 1998 or the consummation of such an underwritten offering, Mr. Kalitta has irrevocably agreed to vote all shares of the Company's common stock beneficially owned by him in the manner recommended by the Board of Directors. In addition, Mr. Kalitta's current non-competition and confidentiality agreements with the Company were broadened, and Mr. Kalitta agreed to abide by certain customary standstill provisions for a three year period.

     In addition to the foregoing, the Separation Agreement (i) reduced the rent on an office building leased by the Company from Kalitta, L.L.C. from approximately $59,000 per month to $25,000 per month and made the lease for such building terminable upon 180 days written notice by either party, (ii) assigned all rights to recoveries in certain litigation between the Company (as successor to the Kalitta Companies) and GATX-Airlog Company to Mr. Kalitta in return for Mr. Kalitta's agreement to pay all future legal fees and costs incurred in connection with such litigation, (iii) committed the Company to sublease approximately 8,000 square feet of offices and work shops to Kalitta Motorsports, L.L.C. for $1.00 per month until December 31, 1998, which amount is lower than market rates, (iv) committed the Company to sell certain residential real property owned by the Company (as successor to the Kalitta Companies) to Kalitta Motorsports, L.L.C. for $80,000, which the Company believes represents the fair market value of such residential real property, (v) acknowledged that Mr. Kalitta owes the Company (as successor to the Kalitta Companies) $500,000 for loans made to Mr. Kalitta prior to the Company's acquisition of the Kalitta Companies and (vi) made certain amendments to the merger agreement entered into by the Company, Mr. Kalitta and other parties in connection with the Company's acquisition of the Kalitta Companies in November 1997.

     Transactions with a Relative of Mr. Kalitta. During the period November 19, 1997 to December 31, 1997, the Company (as successor to the Kalitta Companies) dry leased one Douglas DC-8-50 aircraft to Trans Continental Airlines, Inc. ("Trans Continental"), a corporation owned solely by Scott Kalitta, Mr. Kalitta's son. The lease rate was $1,000 per flight hour for the first 80 hours per month and $800 for each flight hour per month thereafter, which the Company believes represented market rates. In March 1998, Trans Continental purchased this Douglas DC-8-50 aircraft for approximately $1.0 million. The Company and Trans Continental arrived at this purchase price through arm's length negotiations, and the Company believes the purchase price represented the fair market value of the aircraft.

     The Company also has three service contracts with Trans Continental, including an airframe maintenance agreement, an engine maintenance agreement and a parts exchange agreement pursuant to which the Company repairs and replaces parts for Trans Continental at the Company's cost plus 10%. The Company believes that the labor rates provided for in these agreements are more favorable than market rates. The Company and Trans Continental also have a parts master lease agreement pursuant to which Trans Continental leases aircraft parts from the Company at favorable rates. Other than the engine maintenance agreement which expires on December 31, 1998, either party may terminate any of these agreements at any time upon 30 days' notice to the other. During the period November 19, 1997 through December 31, 1997, Trans Continental paid the Company (as successor to the Kalitta Companies) approximately $379,000 for aircraft and parts leases, maintenance and parts.

     In addition to providing services to unrelated third parties, Trans Continental is part of the Company's "contractor team" for U.S. Miliary charters and was hired by the Company to provide airlift capacity during the Company's 1997 "Christmas Network" contract with the U.S. Postal Service. During 1997, the Company paid Trans Continental approximately $1.8 million for such airlift capacity, which the Company believes represented market rates.

     Lease of Facility from Affiliate of Mr. Kalitta. The Company (as successor to the Kalitta Companies) leases an office building from Kalitta, L.L.C., a Michigan limited liability company that is 20% owned by Mr. Kalitta. The remaining 80% of Kalitta, L.L.C. is separately owned in equal shares by Mr. Kalitta's son, Scott Kalitta, and Mr. Kalitta's nephew, Doug Kalitta. During the period November 19, 1997 through December 31, 1997, the Company (as successor to the Kalitta Companies) paid approximately $81,000 to Kalitta, L.L.C. in lease payments.

     Promotional Activities. The Kalitta Companies have historically sponsored and provided all of the financial support for the racing activities of Mr. Kalitta, Scott Kalitta and Doug Kalitta, including the costs to build, maintain and transport the race cars. In return, the Kalitta Companies have received promotional benefits including placement of the names of the Kalitta Companies on the vehicles and related promotional items, as well as the opportunity to entertain customers at racing events. In connection with the acquisition of the Kalitta Companies, Mr. Kalitta formed Kalitta Motorsports, L.L.C., which purchased the racing-related assets owned by the Kalitta Companies for $350,000. The Company has no ownership interest in this entity. The Company has agreed, however, to sponsor the racing activities of Kalitta Motorsports, L.L.C. for a period of two years in an amount of up to $2 million per year. Consequently, the Company has the same promotional opportunities as those previously used by the Kalitta Companies. During the period November 19, 1997 through December 31, 1997, the Company (as successor to the Kalitta Companies) paid Kalitta Motorsports, L.L.C. approximately $333,000 for promotional activities.

     Legal Fees. Mr. Kelsey, a director of the Company, is currently the owner of Kelsey Law Offices, P.C. During the period November 19, 1997 through December 31, 1997, the Company (as successor to the Kalitta Companies) paid Kelsey Law Offices, P.C. approximately $172,000 for legal services rendered. During 1997, Mr. Craig, an executive officer of the Company, was of counsel to Burke, Wright & Keiffer, P.C., counsel to the Company. During 1997, the Company paid approximately $295,000 to Burke, Wright & Keiffer, P.C. for legal services rendered. The Company has retained both the Kelsey Law Offices, P.C. and Burke, Wright & Keiffer, P.C. in 1998.

     Purchase of Aircraft. In February 1998, Mr. Kalitta purchased a Hawker Siddeley HS-125 aircraft from the Company for $1.8 million, which represented the aircraft's appraised value.

     Employment Arrangements. Beginning in January 1998, the Company hired Mr. Coonfield, a director of the Company, as a Vice President. In connection therewith, Mr. Coonfield is paid $10,000 per month.

                                  PROPOSAL II

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as the independent public accountants of the Company for 1998, subject to stockholder ratification. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

                             STOCKHOLDER PROPOSALS

     Pursuant to the rules of the Commission, in order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting of Stockholders, such proposals must be received by the Company at its principal executive offices no later than December 31, 1998. Such proposals should be directed to Kitty Hawk, Inc., 1515 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261, Attention: Chief Executive Officer.

                                    GENERAL

     The 1997 Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K, has been mailed to the Company's stockholders with this mailing. The 1997 Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

     The expense of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram. The Company may request brokers, dealers or other nominees to send proxy materials to and obtain proxies from their principals and the Company may reimburse such persons for their reasonable expenses.

     Management knows of no other matter that will come before the Annual Meeting. However, if other matters do come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

                                                  BY ORDER OF THE BOARD OF
                                                         DIRECTORS,

                                                   /s/ M. TOM CHRISTOPHER

                                                     M. TOM CHRISTOPHER
                                            Chairman and Chief Executive Officer

April 30, 1998

                               REVOCABLE PROXY
                               KITTY HAWK, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) M. Tom Christopher and Richard R. Wadsworth, or either of them, with full power of substitution and resubstitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present, to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Kitty Hawk, Inc. (the "Company") to be held on May 29, 1998 at the offices of the Company at 1535 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261 at 10:00 a.m., local time, and any and all adjournments, continuations and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF ENRST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS PRESENTED.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                 -------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                 -------------


                           o FOLD AND DETACH HERE o

                                                                                                                  Please mark
                                                                                                                  your votes as [X]
                                                                                                                  indicated in
                                                                                                                  this example

ELECTION OF TWO CLASS I DIRECTORS.

       FOR all nominees                     WITHHOLD         NOMINEES:  Ted J. Coonfield and Richard R. Wadsworth       MARK HERE
      listed to the right                   AUTHORITY                                                                   FOR ADDRESS
    (except as marked to the         to vote for all nominees                                                           CHANGE AND
          contrary)                    listed to the right                                                              NOTE BELOW
                                                             ----------------------------------------------------------
                                                             In the event the undersigned wishes to withhold authority
                                                             to vote for any particular nominee listed above, please so indicate by clearly writing the name of any such nominee
                                                             on the line above.

2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP                   3. In their discretion, the proxies are authorized to
   AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997.                               vote upon such other business as may properly come
                                                                             before the meeting or any adjournment thereof.
             FOR AGAINST ABSTAIN

             [ ]   [ ]     [ ]                                                        PLEASE COMPLETE, SIGN, DATE AND RETURN THE
                                                                                      PROXY FORM PROMPTLY USING THE ENCLOSED SELF-
                                                                                      ADDRESS ENVELOPE. NO POSTAGE IS REQUIRED
                                                                                      FOR MAILING IN THE UNITED STATES.

                                                                                      Please sign exactly as your name appears on
                                                                                      your stock certificate. If shares are held by
                                                                                      joint tenants, both should sign. When signing
                                                                                      as attorney, executor, administrator, trustee
                                                                                      or guardian, please give full title as such.
                                                                                      If shares are held of record by a corporation,
                                                                                      please sign in full corporate name by
                                                                                      president or other authorized officer. If
                                                                                      shares are held of record by a partnership,
                                                                                      please sign in full partnership name by an
                                                                                      authorized signatory.


Signature _____________________________________________ Signature ________________________________________________ Date ________

                                                     o FOLD AND DETACH HERE o


Dear Stockholder(s):

Enclosed you will find material relative to the Company's 1998 Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a Stockholder, please remember that your vote is important to us. We look forward to hearing from you.

KITTY HAWK, INC.